Exhibit 10.1
September 13, 2005
Mr. Rich A. Mitchell Jr.
1427 Olde Forge Lane
Woodstock, GA 30189
     Dear Rich:
     This will confirm the various discussions we have had regarding American Commercial Lines Inc.’s interest in offering you employment for the position of Senior Vice President of Mergers and Acquisitions. Below is an outline of the compensation and benefits package that the company is offering for your consideration:
Title: Senior Vice President of Mergers & Acquisitions in Jeffersonville, Indiana.
Departmental Responsibilities: Develop and implement strategic plans for mergers and acquisitions which support the overall business plan of American Commercial Lines.
Base Annual Salary: $250,000
Bonus: Bonus opportunity of up to 65% of base salary measured by achievement of company financial performance targets, and agreed departmental and personal goals and objectives. In your first year (2005), you will be guaranteed a payout of $125,000 which would be paid during the normal bonus payout period, usually in February.
Equity: ACL will grant to Rich A. Mitchell Jr., subject to the approval by Resolution of its Compensation Committee, 10,000 shares of American Commercial Lines Inc. common stock (“Restricted Stock”) for Officers and Directors, adopted by the Board on January 10, 2005, which will vest immediately if terminated without cause. Otherwise, it will vest 1/3 each year over three years from the date the stock is initially provided to you.
Vacation: Four (4) weeks.
Severance: The Company will provide (12) twelve months severance, paid semi-monthly less applicable federal and state withholdings, if employment is involuntarily terminated for (1) reduction in force; or, (2) job elimination; or, (3) release without fault. No severance pay will be granted for separations that are the result of voluntary termination, discharge for performance, death, retirement or permanent disability. The Bonus will be prorated and paid in one lump sum, not to exceed 100% of payout, in the year of the termination (based on company performance achievement at that time) if termination is without cause.
Relocation: This offer is made to you with the understanding that you will relocate from Woodstock, GA area to the Louisville area. ACL will provide you with a relocation package that includes all reasonable and customary expenses (see attached policy). Temporary living will initially be capped at (60) sixty days but may be extended as needed to assist you during your relocation.

1701 East Market Street Jeffersonville, IN 47130-4717 Phone (812) 288-0100

Pre-employment Drug Screen: This offer is contingent upon passing a company provided drug screen and background and reference checks.
     Rich, ACL is very excited about offering you this leadership opportunity and the potential for you to join our team. We believe you will make significant contributions toward our future success. Further, your acceptance of this offer is subject to final review and approval by the Compensation Committee of the ACL Board of Directors. Please indicate your acceptance by signing in the space provided below and returning directly to me.
Regards,
Nick Fletcher
Senior Vice President Human Resources
I accept the above offer of employment. I am not subject to any confidentiality or non-compete agreement which would be violated by this new opportunity with American Commercial Lines Inc. or that would restrict my ability to fully perform my job.

Rich A. Mitchell Jr.	Date

Cc:     HR File